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                                                                     Exhibit 8.1


            FORM OF TAX OPINION OF SQUIRE, SANDERS & DEMPSEY, L.L.P.


                                   May 2, 2006




Board of Directors
Mercantile Financial Corporation
8001 Kenwood Road
Cincinnati, OH 45236-2809


To the Board of Directors of Mercantile Financial Corporation:

         We have acted as counsel for Mercantile Financial Corporation, a unitary thrift holding company organized under the laws of the State of Ohio (the "Company"), in connection with a proposed merger (the "Merger") of the Company, with and into Peoples Community Bancorp, Inc., a Maryland corporation (the "Surviving Corporation"), pursuant to an Agreement and Plan of Merger dated as of October 31, 2005 (the "Merger Agreement") between the Company and the Surviving Corporation. In the Merger, all of the issued and outstanding shares of common stock of the Company (the "Company Stock") will be converted into cash and voting common stock of the Surviving Corporation ("Surviving Corporation Common Stock"), pursuant to the provisions of the Merger Agreement. Immediately prior to the Merger, a cash payment of all net proceeds from the sales of Previously Disclosed Fixed Assets set forth on Disclosure Schedule 3.02 (as provided in the Merger Agreement) shall be made to the shareholders of the Company ("Shareholders") as a dividend or other distribution to such Shareholders.

      In that connection, you have requested our opinion regarding the material U.S. Federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement are true, correct and complete and will remain so until the Effective Date (as defined in the Merger Agreement), (iii) the representations made to us by the Company and by the Surviving Corporation in their respective letters to us, and delivered to us for purposes of this opinion are true, correct and complete as of the date hereof and as of the Effective Date (such letters, the "Representation Letters"), (iv) any representations made in the Representation Letters or in the Merger Agreement "to the best knowledge of" or similarly qualified are true, correct and complete as of the date hereof and as of the Effective Date without such qualification, and (v) there will not be any change in U.S. Federal income tax laws from the date hereof through the Effective Date that


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Board of Directors
Mercantile Financial Corporation
May 2, 2006
Page 2




would adversely affect this opinion If any of the above-described assumptions are untrue for any reason or if the Merger is consummated in a manner that is inconsistent with the manner in which it is described in the Merger Agreement, our opinions as expressed below may be adversely affected and may not be relied upon.

      Based upon the foregoing, we are of the opinion that, for U.S. Federal income tax purposes:

           (i) The Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

           (ii) The Surviving Corporation and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

           (iii) Company will not recognize gain or loss as a result of the Merger;

           (iv) The gain, if any, realized by the Shareholders who receive cash in addition to Surviving Corporation Stock in the Merger will, in each instance, be recognized but not in an amount in excess of the cash received and such gain will be treated as gain on the sale or exchange of a capital asset;

           (v) A Shareholder's tax basis in the Surviving Corporation Stock received in the Merger will be equal to the Shareholder's tax basis in the Company Stock surrendered in the Merger, increased by the amount of gain recognized by such Shareholder, and decreased by the amount of cash received by such Shareholder from the Merger; and

           (vi) The holding period of the Surviving Corporation Stock received by a Shareholder will include the period during which the Company Stock surrendered in exchange therefor was held (provided that such Company Stock was held by such Shareholder as a capital asset at the Effective Date of the Merger).

      Our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, the transactions contemplated by the Merger Agreement, or any other transactions. The foregoing opinions are based on the facts set forth above, as well as on the Code, Treasury Regulations thereunder, and administrative and judicial interpretations of such Code and Regulations, all as they exist as of the date hereof. No assurance can be given that any of the foregoing authorities or practices will not be revoked, modified, or otherwise revised hereafter, nor that any such



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Board of Directors
Mercantile Financial Corporation
May 2, 2006
Page 3

changes if made would not adversely affect our opinions. This opinion is not the equivalent of a private ruling issued by the Internal Revenue Service and no assurance can be given that the Internal Revenue Service will not take a contrary position to the opinions expressed herein. We disclaim any undertaking or other responsibility on our part to advise you of any changes in any of such authorities or practices occurring after the date hereof.



                                             Respectfully submitted